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                                                                  EXHIBIT 10(bb)




                       ARABIAN SHIELD DEVELOPMENT COMPANY

                   10830 North Central Expressway, Suite 175
                              Dallas, Texas 75231
                                 (214) 692-7872


                                                               November 15, 1996


Sheikh Fahad Al-Athel
P.O. Box 4900
Riyadh 11412
Saudi Arabia

Dear Sheikh Fahad Al-Athel:

         Arabian Shield Development Company, a Delaware Corporation, agrees to sell you Four Hundred Fifty Thousand Shares (450,000) of its authorized and unissued common stock, par value $.10 per share, and you agree to purchase such shares at the price of 1.00 Dollar (one) per share. Payment for these shares shall be made on the following schedule:

                          $100,000 to be paid on the date of your signing; and $100,000 monthly thereafter.

         These shares have not been registered under the United States Securities Act of 1933 (the "Act"), as amended, and are being sold to you in reliance upon one or more exemptions from the registration requirements of the Act, including but not limited to, the exemptions set forth in Regulation S relating to offers and sales made outside the United States of America.

         By your execution of this letter agreement, you represent to the Company as follows:

1.       You are not a citizen or resident of the United States of America;

2. You are purchasing the shares for your own account for investment and not with a view to the resale or distribution of the shares within, or to citizens or residents of, the United States of America;

3. You are not purchasing the shares for the account or benefit or a citizen or resident of the United States of America or any partnership or corporation organized or incorporated under the laws of any jurisdiction in the United States of America;
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Sheikh Fahad Al-Athel
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November 15, 1996



4. At the time you are executing this letter agreement, you are outside the United States of America;

5. You have received or have had access to all information you consider necessary or advisable in order to enable you to make an informed decision concerning your purchase of the shares; and

6. You have such knowledge and experience in business and financial matters that you are capable of evaluating the merits and risks or investing in the shares, and you are able to bear the economic risk of investing in the shares.

         You further agree that the shares may not be offered for sale, sold, or otherwise disposed of within or to United States citizens or residents unless the shares are subsequntly registered under the Act or an exemption from registration is available. The certificate representing the shares will contain a restrictive legend with respect to the foregoing. In the event that by reason of your acquisition of the shares you are required to make any filings pursuant to the United States Securities Exchange Act of 1934, as amended, the certificate representing the shares will not be issued to you until all applicable filing requirements have been satisfied.

                                     Very truly yours,

                                     ARABIAN SHIELD DEVELOPMENT COMPANY


                                     By: /s/ Hatem El-Khalidi
                                       ---------------------------------

AGREED TO:

By:  /s/ Sheikh Fahad Al-Athel
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Date:    November 30, 1996
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